Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on June 8, 2011

Registration Statement No. 333-170231-02

New Issue ABS $1,000mm AmeriCredit Auto 2011-3 (AMCAR)

Joint-Lead Mgrs: RBS(str), BARC, WFS

Co-Mgr: DB,MS,UBS

Cl	Size	WAL	MDYS/DBRS*	Expct	Legal	Wndw	Bmrk	SPRD	Yield
A-1	$198.200	0.21	P-1(sf)/R1(h)(sf)	Nov 11	Jul 12	01-05	InLib	4	.27681
A-2	$332.000	0.95	Aaa(sf)/AAA(sf)	Feb 13	Nov 14	05-20	EDSF	50	.8490
A-3	$178.556	2.14	Aaa(sf)/AAA(sf)	Feb 14	Jan 16	20-32	ISWAPS	55	1.179
B	$76.923	2.89	Aa2(sf)/AA(sf)	Aug 14	Jun 16	32-38	ISWAPS	140	2.294
C	$95.491	3.48	A2(sf)/A(sf)	Apr 15	Jan 17	38-46	ISWAPS	175	2.882
D	$93.899	3.96	Baa2(sf)/BBB(sf)	Jun 15	Jul 17	46-48	ISWAPS	275	4.080
E**	$24.931	3.98	Ba2(sf)/BB(sf)	Jun 15	Dec 18	48-48	ISWAPS	450	5.839

PRICING AROUND 2:15

*Expected Ratings

**Offering 144a

• Public Offering: A-1,A-2,A-3,B,C,D
• Private 144A: E
• Asset: Sub-prime Auto Loans	• Timing: Pricing Tues/Wds
• Ticker: AMCAR 2011-3	• Exp Settle: June 15, 2011
• B&D: RBS	• First Pay: July 8, 2011
• Speed: 1.50 ABS @ 10% clean-up call

NetRoadshow Passcode: AMCAR2011 (not case-sensitive)

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.

Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailingofferingmaterials@rbs.com

***** For Qualified Institutional Buyers (QIBs) Only *****

IMPORTANT NOTICE

RBS Securities Inc., member FINRA (http://www.finra.org) / SIPC (http://www.sipc.org), is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc. RBS is the marketing name for the securities business of RBS Securities Inc.

The information contained herein is furnished to you by RBS (the “Initial Purchaser”) to assist you in making a preliminary analysis of the securities or other assets referenced herein. This information is submitted on a confidential basis to a limited number of institutional investors and may not be reproduced in whole or in part, nor may it be distributed or any of its contents disclosed to anyone other than the prospective investor (and its legal, tax, financial and accounting advisors for the purpose of making a preliminary analysis of the securities or assets) to whom it has been submitted by the Initial Purchaser.

This material is informational only, and is not intended as an offer or a solicitation to buy or sell any security or other asset. The transaction discussed herein is in the structuring phase and there may be material changes to the transaction (including the structure thereof and underlying assets) prior to any offering of the securities or assets preliminarily described herein. The information contained herein (a) is preliminary, is expected to change, and does not contain all of the information that a prospective investor will need to make a full analysis of the proposed transaction, (b) supersedes all information relating to the subject securities that has been made available to you previously, and (c) will be superseded in its entirety by any information made available to you after the date hereof, if any, as well as by the private placement memorandum/offering document relating to the actual securities preliminarily discussed herein.

This information is based upon certain assumptions (which assumptions may not be specifically identified in the information), and prospective investors should evaluate each such assumption to determine whether they are appropriate for their purposes. Such assumptions are unlikely to be consistent with, and may differ materially from, actual facts, events or conditions. Accordingly, this information only illustrates hypothetical performance under the specified assumptions and actual results will vary from these hypothetical results and the variations may be material. RBS does not make any representation regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events.

The historical performance information contained herein is for information purposes only and is not directly comparable given the restrictions that will be contained in the transaction documentation. Past performance is not indicative of future results. This information is based on information obtained from third parties, the accuracy and completeness of which has not been verified by the Initial Purchaser. While the information contained in these materials is believed to be reliable, no representation or warranty, whether express or implied, is made and no liability or responsibility is accepted by RBS or its affiliates as to the accuracy or completeness thereof. RBS does not undertake a duty to update these materials or to notify you when or whether the analysis has changed. Recipient and its representatives are invited to ask questions of, and receive answers from, the issuer and RBS regarding the securities and to request any additional information they deem necessary or desirable in analyzing the securities.

Please be advised that the securities or assets referenced herein may not be appropriate for all investors. RBS is not, by making this material available, providing investment, legal, tax, financial, accounting or other advice to you or any other party, and no information or material contained herein is to be relied upon for the purpose of making or communicating investment or other decisions nor construed as either projections or predictions. RBS is not acting as an advisor or fiduciary in any respect in connection with providing this information. RBS transacts business with counterparties on an arm’s length basis and on the basis that each counterparty is sophisticated and capable of independently evaluating the merits and risks of each transaction and that counterparty is making an independent decision regarding any transaction. Investors must make their own independent decisions regarding any investment in the securities or assets preliminarily described herein and any such decision should be made only after reviewing the related final private placement memorandum/offering document, conducting such investigations as you deem necessary and consulting your own legal, tax, financial and accounting advisors in order to make an independent determination of the suitability, risks and consequences of an investment in such securities.

This information is not intended for distribution to, or use by, any person or entity in any jurisdiction or country where such distribution or use would be contrary to applicable law or regulation. In particular, the Information is not intended for distribution in the United States or to or for the account of U.S. persons (as defined in Regulation S under the Securities Act of 1933, as amended (the “Securities Act”)) except to persons who are “Qualified Institutional Buyers” (as defined in Rule 144A under the Securities Act) or, in certain circumstances, “Institutional Accredited Investors”. Other limitations may also apply and will be specified in the final private placement memorandum/offering memorandum for the transaction preliminarily described herein. The Securities will not be registered under the Securities Act, or any state or foreign securities laws. The Securities will not be recommended, approved or disapproved by any United States federal, or state, or foreign securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this information.

The Initial Purchaser and its affiliates may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or similar securities, and perform investment banking services for any company mentioned herein.

These materials are made available in the European Economic Area (“EEA”) by The Royal Bank of Scotland plc, which is authorized and regulated by the Financial Services Authority (FSA).

The author is an employee of RBS. All statements contained herein are solely those of the author and are subject to change without notice. RBS may have positions in, buy or sell, make a market in, underwrite or have an investment banking relationship with issuer of the financial Instruments mentioned herein or related Instruments. Transaction mentioned herein may not be suitable for all investors. This material is for Institutional Investors only and is not an offer to buy or sell any financial instruments. RBS is not acting as advisor or fiduciary in providing this information and while believed to be reliable, does not warrant its accuracy or completeness.